Exhibit 99.1

Contacts
Zhone Investor Relations:	Zhone Public Relations:
Tel: +1 510.777.7013	Tel: +1 702.644.2465
Fax: +1 510.777.7001	E: sara.zavala@edelman.com
E: investor-relations@zhone.com

Zhone Technologies Reports Third Quarter 2010 Financial Results

Oakland, CA — October 20, 2010 — Zhone Technologies, Inc. (NASDAQ: ZHNE), a global pioneer in FTTx network access solutions, today reported its financial results for the third quarter ended September 30, 2010.

Revenue for the third quarter of 2010 was $33.7 million compared to $33.3 million for the second quarter of 2010 and $36.0 million for the third quarter of 2009. Net income for the third quarter of 2010, calculated in accordance with generally accepted accounting principles (“GAAP”), was $1.7 million or $0.05 diluted per share compared with a net loss of $2.0 million or $0.07 per share for the second quarter of 2010 and a net loss of $1.2 million or $0.04 per share for the third quarter of 2009. Adjusted earnings before stock-based compensation, interest, taxes, depreciation and gain on sale of Oakland campus (“adjusted EBITDA”) was an adjusted EBITDA profit of $0.6 million for the third quarter of 2010, compared to an adjusted EBITDA loss of $0.8 million for the second quarter of 2010 and an adjusted EBITDA profit of $0.1 million for the third quarter of 2009.

“We are pleased that we exceeded our profit guidance and generated cash from operations for the third quarter of 2010 based on continued revenue growth attributable to our new MXK OLT and zNID ONT,” stated Mory Ejabat, Zhone’s chief executive officer. “We continue to remain confident about generating positive adjusted EBITDA for the fourth quarter of 2010.”

Cash, cash equivalents and short-term investments at September 30, 2010 increased by $1.2 million to $21.5 million from $20.3 million at June 30, 2010. Cash net of debt obligations at September 30, 2010 improved by $19.7 million to $11.5 million compared to ($8.2 million) at June 30, 2010.

“The sale and leaseback of our Oakland campus allowed us to monetize the value of excess office space and reduce occupancy costs going forward,” stated Kirk Misaka, Zhone’s chief financial officer. “As a result of the transaction, our cash net of debt obligations improved by $19.7 million and our total cost of occupancy is expected to decrease by over $1.5 million per year.”

Zhone will conduct a conference call and audio webcast today, October 20, 2010, at approximately 2:00 p.m. PT / 5:00 p.m. ET to review its third quarter 2010 results. This call is open to the public by dialing +1 (800) 237-9752 for U.S. callers and +1 (617) 847-8706 for international callers and then entering passcode 18383089. The audio webcast will be simultaneously available on the Investor Relations section of Zhone’s website at http://www.zhone.com/investors/.

A replay of the conference call will be available after the original call by dialing +1 (888) 286-8010 for U.S. callers and +1 (617) 801-6888 for international callers and then entering passcode 77788382. An audio webcast replay will also be available online at http://www.zhone.com/investors/ for approximately one week following the original call.

Non-GAAP Financial Measures

To supplement Zhone’s consolidated financial statements presented in accordance with GAAP, Zhone uses adjusted EBITDA, a non-GAAP measure Zhone believes is appropriate to enhance an overall understanding of Zhone’s past financial performance and prospects for the future. These adjustments to GAAP results are made with the intent of providing greater transparency to supplemental information used by management in its financial and operational decision-making. These non-GAAP results are among the primary indicators that management uses as a basis for making operating decisions because they provide meaningful supplemental information regarding the company’s operational performance, including the company’s ability to provide cash flows to invest in research and development, and to fund capital expenditures. In addition, these non-GAAP financial measures facilitate management’s internal comparisons to the company’s historical operating results and comparisons to competitors’ operating results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. A reconciliation between net loss calculated on a GAAP basis and adjusted EBITDA on a non-GAAP basis is provided in a table immediately following the Unaudited Condensed Consolidated Statements of Operations.

About Zhone Technologies

Zhone Technologies, Inc. (NASDAQ: ZHNE) is a global leader in all IP multi-service access solutions, serving more than 750 of the world’s most innovative network operators. The IP Zhone is the only solution that enables service providers to build the network of the future…today, supporting end-to-end Voice, Data, Entertainment Social Media, Business, Mobile Backhaul and Mobility service. Zhone is committed to building the fastest and highest quality All IP Multi-Service solution for its customers. Zhone is headquartered in California and its products are manufactured in the USA in a facility that is emission, waste-water and CFC free.

Zhone, the Zhone logo, and all Zhone product names are trademarks of Zhone Technologies, Inc. Other brand and product names are trademarks of their respective holders. Specifications, products, and/or products names are all subject to change without notice.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words, and similar expressions are intended to identify forward-looking statements. In

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addition, forward-looking statements include, among others, statements that refer to 2010 financial estimates and financial impact of the sale-leaseback transaction; projections of revenue, margins, expenses or other financial items. Readers are cautioned that actual results could differ materially from those expressed in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, the possibility that the sale-leaseback transaction may not result in the cash improvements or cost reductions that the Company anticipates; commercial acceptance of the Company’s products; intense competition in the communications equipment market; the Company’s ability to execute on its strategy and operating plans; and economic conditions specific to the communications, networking, internet and related industries. In addition, please refer to the risk factors contained in the Company’s SEC filings available at www.sec.gov, including without limitation, the Company’s annual report on Form 10-K for the year ended December 31, 2009 and quarterly report on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update or revise any forward-looking statements for any reason.

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ZHONE TECHNOLOGIES, INC.

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30, 2010	June 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Net revenue	$33,683	$33,255	$36,016	$98,020	$90,465
Cost of revenue	20,095	21,234	23,929	$61,039	59,457
Stock-based compensation	12	16	20	$83	72

Gross profit	13,576	12,005	12,067	36,898	30,936

Operating expenses:
Research and product development (1)	5,283	5,198	5,338	15,758	16,699
Sales and marketing (1)	5,979	6,076	5,323	17,835	16,372
General and administrative (1)	2,352	2,315	2,300	7,929	7,309
Gain on sale of Oakland Campus	(1,959)	—	—	(1,959)	—

Total operating expenses	11,655	13,589	12,961	39,563	40,380

Operating income (loss)	1,921	(1,584)	(894)	(2,665)	(9,444)
Other income/(expense), net	(216)	(407)	(302)	(939)	(858)

Income (loss) before income taxes	1,705	(1,991)	(1,196)	(3,604)	(10,302)
Income tax provision (benefit)	8	11	8	(95)	69

Net income (loss)	$1,697	$(2,002)	$(1,204)	$(3,509)	$(10,371)

Weighted average shares outstanding
Basic	30,431	30,343	30,222	30,324	30,183
Diluted	31,882	30,343	30,222	30,324	30,183
Earnings per common share net income (loss)
Basic	$0.06	$(0.07)	$(0.04)	$(0.12)	$(0.34)
Diluted	$0.05	$(0.07)	$(0.04)	$(0.12)	$(0.34)
(1) Amounts include stock-based compensation costs as follows:
Research and product development	63	86	90	313	281
Sales and marketing	58	67	104	368	328
General and administrative	113	164	266	1,298	862

	234	317	460	1,979	1,471
GAAP net income (loss)	$1,697	$(2,002)	$(1,204)	$(3,509)	$(10,371)
Stock-based compensation	246	333	480	2,062	1,543
Interest expense, net	239	420	349	1,009	1,043
Income taxes	8	11	8	(95)	69
Depreciation	380	435	446	1,261	1,406
Gain on sale of Oakland campus	(1,959)	—	—	(1,959)	—

Non-GAAP Adjusted EBITDA profit (loss)	$611	$(803)	$79	$(1,231)	$(6,310)

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ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2010	December 31, 2009
Assets
Current assets:
Cash, cash equivalents and short-term investments	$21,472	$21,766
Accounts receivable	34,191	37,107
Inventories	27,905	30,228
Prepaid expenses and other current assets	2,257	2,098

Total current assets	85,825	91,199
Property and equipment, net	2,975	18,961
Restricted cash	58	58
Other assets	381	41

Total assets	$89,239	$110,259

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$10,653	$14,914
Line of credit	10,000	10,000
Current portion of long-term debt	—	411
Accrued and other liabilities	13,682	12,031

Total current liabilities	34,335	37,356
Long-term debt, less current portion	—	18,285
Other long-term liabilities	4,471	2,945

Total liabilities	38,806	58,586

Stockholders’ equity:
Common stock	30	30
Additional paid-in capital	1,069,271	1,066,974
Other stockholders’ equity	265	293
Accumulated deficit	(1,019,133)	(1,015,624)

Total stockholders’ equity	50,433	51,673

Total liabilities and stockholders’ equity	$89,239	$110,259

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